Exhibit 99.2


           XEROX CORPORATION EXPECTS TO RAISE $500 MILLION THROUGH
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               CONVERTIBLE TRUST PREFERRED SECURITIES OFFERING
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STAMFORD, Conn., Nov. 16, 2001 -- Xerox Corporation (NYSE: XRX) today announced its intention to offer redeemable convertible trust preferred securities in a private placement, subject to market and other conditions. The company expects to raise $500,000,000 for general corporate purposes, including the payment of indebtedness.

The redeemable convertible trust preferred securities will be offered to qualified institutional buyers who are accredited investors in reliance on Rule 144A under the Securities Act of 1933. The redeemable convertible trust preferred securities will not be registered under the Securities Act. Therefore, the redeemable convertible trust preferred securities may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the redeemable convertible trust preferred securities, nor shall there be any sale of the redeemable convertible trust preferred securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.











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